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                                                                  Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND CONVERTIBLE PREFERRED STOCK DIVIDENDS
In thousands
                                                                                                      Nine months   Nine months
                                                                                                          ended        ended
                                          1999      2000      2001        2002      2003       2003     30-Sep-04    30-Sep-04
                                                                                   Actual   Pro Forma     Actual     Pro Forma
                                         -------   -------   -------    -------    -------    -------    -------      -------
Consolidated pretax income (loss)
 from continuing operations               18,371    20,873   (31,580)   (13,036)   (62,144)   (44,786)   (33,278)         214
Interest expense                          29,947    34,027    40,084     43,595     53,843     36,870     41,279       36,870
interest portion of rental expense           492       765       633        595        738        738        524          524
                                         -------   -------   -------    -------    -------    -------    -------      -------
        Earnings                          48,810    55,665     9,137     31,154     (7,563)    (7,178)     8,525       37,608

Interest expense                          29,947    34,027    40,084     43,595     53,843     36,870     41,279       36,870
interest portion of rental expense           492       765       633        595        738        738        524          524
                                         -------   -------   -------    -------    -------    -------    -------      -------
        Fixed Charges                     30,439    34,792    40,717     44,190     54,581     37,608     41,803       37,394

RATIO OF EARNINGS TO FIXED CHARGES          1.60      1.60        (1)        (2)        (3)        (4)        (5)        1.01

(1) For the year ended December 31, 2001, earnings were inadequate to cover fixed charges. We would need an additional $31,580,000 of earnings in order to cover our fixed charges.

(2) For the year ended December 31, 2002, earnings were inadequate to cover fixed charges. We would need an additional $13,036,000 of earnings in order to cover our fixed charges.

(3) For the year ended December 31, 2003, earnings were inadequate to cover fixed charges. We would need an additional $62,144,000 of earnings in order to cover our fixed charges.

(4) For the pro-forma year ended December 31, 2003, pro-forma earnings were inadequate to cover fixed charges. We would need an additional $44,786,000 of pro-forma earnings in order to cover our fixed charges.

(5) For the nine months ended September 30, 2004, earnings were inadequate to cover fixed charges. We would need an additional $33,278,000 of earnings in order to cover our fixed charges.